Exhibit 99.1

Aries I Acquisition Corporation Announces Pricing of $125 Million Initial Public Offering

May 18, 2021 09:35 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Aries I Acquisition Corporation (the “Company”) announced today the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Stock Market (the “Nasdaq”) and trade under the ticker symbol “RAMMU” beginning on May 19, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “RAM” and “RAMMW,” respectively. The offering is expected to close on May 21, 2021.

Aries I Acquisition Corporation was founded by its Chairman, Thane Ritchie. The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its initial business combination search on the following industry segments: aerospace, satellites, and space exploration; quantum computing and chemistry; artificial intelligence and machine learning; cybersecurity; and blockchain and digital currencies.

Wells Fargo Securities and Kingswood Capital Markets, division of Benchmark Investments, Inc., are acting as joint book- running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, by telephone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com; or from Kingswood Capital Markets, division of Benchmark Investments, Inc., Attention: Syndicate Department, 17 Battery Place, Suite 625, New York, New York 10004, by telephone at (212) 404-7002, by fax at (646) 861-4697 or by email at syndicate@kingswoodcm.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC, which is available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Sam Collins

Aries I Acquisition Corporation

scollins@ariescorp.io

(647) 964-9643